Exhibit 99.2

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/LBAI Scan code below for mobile voting.

PHONE – 1-866-883-3382

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by January 31, 2023.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. To approve the merger agreement by and between Provident Financial Services, Inc., NL 239 Corp., and Lakeland Bancorp, Inc.	☐	For	☐	Against	☐	Abstain

2.  To approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of Lakeland in connection with the transactions contemplated by the merger agreement.

	☐	For	☐	Against	☐	Abstain

3.  To adjourn the Lakeland special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Lakeland merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Lakeland common stock.

	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, Corporations should provide full name of corporation and title administrators, etc., should include title and authority. of authorized officer signing the Proxy.

LAKELAND BANCORP, INC.

SPECIAL MEETING OF SHAREHOLDERS

Wednesday, February 1, 2023

10:00 a.m. (ET)

To register for the virtual meeting along with voting your shares, please follow the instructions below:

•	Visit register.proxypush.com/LBAI on your smartphone, tablet or computer.

•	As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.

•

After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Joint Proxy Statement/Prospectus are available at

https://investorrelations.lakelandbank.com/files/doc_downloads/sec/2022/Latest-Proxy-Merger.pdf.

The undersigned hereby appoints Thomas J. Shara and Timothy J. Matteson, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all of the shares of Common Stock of Lakeland Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company on Wednesday, February 1, 2023, at 10:00 a.m., and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

Voting cutoff for Internet/Mobile, Telephone and Mail is 11:59 p.m. (EST) on January 31, 2023.

See reverse for voting instructions.